Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between INVESTools Inc., a Delaware corporation (the “Company”), and Lee K. Barba (the “Executive”) effective as of March 4, 2004 (the “Effective Date”).

WHEREAS, the Executive is currently employed by the Company pursuant to an employment agreement between the Executive and the Company, dated December 6, 2001 (the “Prior Employment Agreement”);

WHEREAS, the Company and the Executive now desire to enter into this new Agreement, which is intended to amend, restate, supersede and replace the Prior Employment Agreement in its entirety to reflect the Executive’s position and duties, his compensation, and other terms and conditions of his employment as Chief Executive Officer of the Company.

WHEREAS, following the execution of this Agreement by both the Executive and the Company, as of the Effective Date, the Prior Employment Agreement shall terminate and no longer have any force and effect.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

Section 1.1              The Company agrees to employ Executive and Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing for the term hereof.

Section 1.2              From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer of the Company, or in such other positions as the parties mutually may agree.

Section 1.3              Executive agrees to serve in the position referred to in Section 1.2 hereof and to perform diligently and to the best of his abilities the duties and services pertaining to such office as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such office as the Board of Directors of the Company (the “Board of Directors”) may reasonably assign to Executive from time to time.

Section 1.4              Executive agrees, during the period of his employment by the Company, to devote his full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. Notwithstanding the foregoing, the parties recognize and agree that Executive may engage in passive personal investments and charitable or public service activities and serve on the board of directors of corporations to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties and obligations hereunder.

ARTICLE II

TERM AND TERMINATION OF EMPLOYMENT

Section 2.1              EMPLOYMENT.  The Company agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the “Employment Term”) commencing on the Effective Date and terminating, unless otherwise terminated earlier in accordance with Sections 2.2 or 2.3 hereof, on March 4, 2007 (the “Initial Employment Term”), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in this Article II, for successive additional one (1) year periods (the “Additional Terms”), unless, at least ninety (90) days prior to the end of the Initial Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current Employment Term.

Section 2.2              TERMINATION BY COMPANY.  Notwithstanding the provisions of Section 2.1 hereof, the Company shall have the right to terminate Executive’s employment under this Agreement at any time:

(a)                                  upon Executive’s death;

(b)                                 upon the Executive becoming incapacitated or disabled by accident, sickness or other circumstance which impairment (despite reasonable accommodation) renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period;

(c)                                  for “Cause,” which for purposes of this Agreement shall mean each of the following:

(i)                                     a material act or material acts of dishonesty or disloyalty by Executive adversely affecting the Company;

(ii)                                  Executive’s breach of any of his material obligations under this Agreement;

(iii)                               Executive’s gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement; or

(iv)                              Executive’s conviction of a felony or a misdemeanor involving moral turpitude.

(d)                                 in the sole discretion of the Board of Directors without Cause; PROVIDED, HOWEVER, in such case the Company shall give 15 days prior written notice to Executive of its intention to terminate Executive’s employment with the Company and shall continue to provide compensation to Executive in accordance with the terms set forth in Section 4.4 hereof.

Section 2.3              TERMINATION BY EXECUTIVE Executive shall have the right to terminate his employment under this Agreement at any time in accordance with the following provisions:

(a)                                  a breach by the Company of any of its obligations under this Agreement which remains uncorrected for 30 days following written notice specifying such breach given by Executive to the Company; or

(b)                                 immediately following a “Constructive Termination,” which for purposes of this Agreement shall mean each of the following:

(i)                                     a material diminution in Executive’s title, duties, responsibilities, or authority or the assignment to Executive of duties materially inconsistent with his position;

(ii)                                  relocation of any New York, New York office of the Company without the consent of Executive; or

(iii)                               a material reduction in Executive’s compensation and benefits received hereunder.

(c)                                  In the sole discretion of Executive, PROVIDED, HOWEVER, in such case Executive shall give 15 days’ prior written notice to the Company of his intention to terminate his employment with the Company.

Section 2.4              NOTICE.  If the Company desires to terminate Executive’s employment hereunder as provided in Section 2.2 hereof or Executive desires to terminate Executive’s employment hereunder as provided in Section 2.3 hereof, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason, if any, for such termination. In the event of such termination, the provisions of Articles IV through IX hereof shall continue to apply in accordance with their terms. Any question as to whether and when there has been a termination of Executive’s employment, and the cause of such termination, shall be determined by the Board of Directors in its sole discretion.

ARTICLE III

COMPENSATION AND BENEFITS

Section 3.1              COMPENSATION.  During the Employment Term, the Company shall provide compensation to Executive in the following forms:

(a)                                  BASE SALARY.  The Company shall pay the Executive an annual base salary (the “Base Salary”) at a rate of $425,000, which amount shall be subject to annual review by the Board of Directors and/or the Compensation Committee of the Company for possible increases.

(b)                                 BONUS.  For each calendar year during the Employment Term, the Executive shall be eligible to receive a bonus or bonuses based upon the Executive’s performance and computed in accordance with the Company’s Management Incentive Bonus Plan.  Effective with the 2004 calendar year and for each subsequent calendar year commencing during the Employment Term, the target bonus or bonuses for the Executive in any calendar year shall, in the aggregate, total at least equal to 60% of Executive’s Base Salary (the “Target Bonus”).  The Target Bonus shall be reviewed from time to time by the Compensation Committee to ascertain whether, in the judgment of the reviewing committee, such Target Bonus should be increased.

(c)                                  STOCK OPTIONS.  In connection with this Agreement, as of the Effective Date, the Board of Directors have granted to the Executive an option under the Company’s Stock Option plan to purchase 250,000 shares of the Company’s common stock (“Common Stock”) at an exercise price equal to the fair market value (as defined under the Company’s Stock Option Plan) of a share of Common Stock on the Effective Date (the “Option Grant”).  The Option Grant is evidenced by, and subject to, the terms and conditions in the stock option agreement attached hereto as Exhibit A.  Executive shall be eligible to receive future additional stock option grants, as determined by the Compensation Committee, in its sole discretion.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall affect any stock options granted prior to the Effective Date or under the Prior Employment Agreement.

Section 3.2              BENEFITS.  During the Employment Term, Executive shall be afforded the following benefits:

(a)                                  BUSINESS AND ENTERTAINMENT EXPENSES.  Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to approved industry and professional organizations, and reasonable costs of entertainment incurred in connection with business development.

(b)                                 OTHER.  Subject to applicable law, Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company generally; provided, however, that Executive and Executive’s family shall continue to participate in such health plan under which Executive is currently covered. Such benefits, plans and programs may include, without limitation, a profit sharing plan, a thrift plan, a health insurance or health care plan, life insurance, disability insurance or a pension plan. The Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

Section 3.3              PAYROLL.  Executive shall receive all compensation and reimbursements pursuant to this Agreement in accordance with the customary payroll practices of the Company’s Provo, Utah offices with respect to time and manner of payment.

ARTICLE IV

EFFECT OF TERMINATION ON COMPENSATION

Section 4.1              TERMINATION UPON DEATH.  The Employment Term shall terminate as of the date of the Executive’s death.  In the event of the Executive’s death, all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; PROVIDED HOWEVER, that the Company shall pay the Executive’s estate:

(i)                                     All unpaid amounts, if any, to which the Executive was entitled as of the date of his death under Sections 3.1(a) and 3.1(b) hereof;

(ii)                                  All unpaid amounts to which the Executive was then entitled under any employee benefit plan, as perquisites or other reimbursements (the amounts set forth in clauses (i) and (ii) being hereinafter referred to as the “Accrued Amounts”); and

(iii)                               An amount equal to one-half of the Executive’s Base Salary (as existing at the time of death), payable in substantially equal installments in accordance with the customary payroll practices of the Company’s Provo, Utah offices with respect to time and manner of payment.

Section 4.2              TERMINATION UPON DISABILITY.  If Executive’s employment hereunder is terminated by the Company pursuant to Section 2.2(b) hereof prior to the expiration of the Employment Term, all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; PROVIDED, HOWEVER, that the Executive shall be entitled to the following:

(i)                                     all Accrued Amounts; and

(ii)                                  An amount equal to one-half of the Executive’s Base Salary (as existing at the time of Disability), payable in substantially equal installments in accordance with the customary payroll practices of the Company’s Provo, Utah offices with respect to time and manner of payment.

(iii)                               An amount equal to one-half of the Executive’s then Target for the year in which the Disability occurs, payable in substantially equal installments in accordance with the customary payroll practices of the Company’s Provo, Utah offices with respect to time and manner of payment.

Section 4.3              TERMINATION AFTER CHANGE OF CONTROL.  If, within 24 months following a Change of Control (as hereinafter defined), the Company or its successor terminates Executive’s employment without Cause or the Executive terminates employment as a result of a Constructive Termination, Executive will be entitled to the following:

(i)                                     all Accrued Amounts;

(ii)                                  A lump sum payment equal to two times the sum of (x) his Base Salary for the year in which such termination occurs and (y) the greater of (A) the Target Bonus in effect in the year in which such termination occurs and (B) the actual total bonus earned by Executive in the year immediately preceding such termination; and

(iii)                               Executive will be eligible to continue to participate in any benefits, plans and programs referenced in Section 3.2(b) for a period of two years from the date of the Executive’s termination of employment; PROVIDED, HOWEVER, to the extent that any benefit under Section 3.2(b) cannot be continued during a period when Executive is not an employee of the Company, the Company shall pay Executive an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination.  In addition, all stock options referenced in Section 3.1(c) shall vest effective as of the date of termination, and Executive may exercise such options for a period of three months from the date of termination.

For purposes of this Section, “Change of Control” means the happening of any of the following events:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)                                  Individuals who, as of the effective date hereof constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Section 4.4              TERMINATION BY THE COMPANY WITHOUT CAUSE, BY THE EXECUTIVE AS THE RESULT OF A CONSTRUCTIVE TERMINATION, OR BY THE EXECUTIVE DUE TO A BREACH OF AGREEMENT BY THE COMPANY.  If Executive’s employment hereunder is terminated by the Company without Cause or by the Executive as the result of a Constructive Termination, in either case other than within 24 months following a Change of Control, or by the Executive pursuant to the provisions set forth in Section 2.3(a) hereof prior to the expiration of the then current Employment Term of this Agreement, the Executive shall be entitled to the following:

(i)                                     Any Accrued Amounts; and

(ii)                                  Severance Benefits (as defined below) for a period of time equal to the longer of (x) two years and (y) the period of time remaining under the then Employment Term (such longer period, the “Severance Period”).

(iii)                               Executive shall continue to participate in any benefits referenced in Section 3.2(b) for the Severance Period; PROVIDED, HOWEVER, to the extent that any benefit under Section 3.2(b) cannot be continued during a period when Executive is not an employee of the Company, the Company shall pay Executive an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination. In addition, all stock options referenced in Section 3.1(c) shall vest effective as of the date of termination, and Executive may exercise such options for a period of three months from the date of termination.

“Severance Benefits” shall mean an amount equal to (i) the Executive’s Base Salary for the year in which such termination occurs and (ii) the greater of (A) the Target Bonus for the year in the year in which such termination occurs and (B) the actual bonus earned by Executive in the year immediately preceding such termination.  Severance Benefits shall be paid to the Executive in substantially equal installments in accordance with the customary payroll practices of the Company’s Salt Lake City, Utah offices with respect to time and manner of payment.

Section 4.5              TERMINATION BY THE EXECUTIVE WITHOUT CONSTRUCTIVE TERMINATION OR TERMINATION BY THE COMPANY FOR CAUSE.  In the event that the Executive’s employment with the Company is terminated for Cause, as defined by Section 2.2(c), or the Executive ‘s employment hereunder shall be terminated by Executive pursuant to the provisions set forth in Section 2.3(c) hereof prior to the expiration of the then current Employment Term, then, upon such termination, the Company shall pay the Executive all Accrued Amounts and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment.  Executive shall not receive a bonus for the year during which Executive’s employment terminated or any subsequent year and the Company shall have no further liability hereunder.

Section 4.6              NON-RENEWAL OF AGREEMENT BY THE COMPANY OR THE EXECUTIVE.  If the Agreement is not renewed by the Company or the Executive at the end of the Initial Employment Term or an Additional Term in accordance with Section 2.1 above, the Executive shall be entitled to receive, as soon as practicable following the end of the Employment Term, all Accrued Amounts under the Agreement (through the end of the Initial Employment Term or, if applicable, the then Additional Term).

Section 4.7              GROSS-UP PAYMENT.

(a)                                  In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (b) below: (i) an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(b)                                 Subject to the provisions of paragraph (c) below, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or, at the Executive’s option, any other nationally or regionally recognized firm of independent accountants selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld, (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive.  All fees and expenses of the Accounting Firm shall be paid solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to Executive not later than the due date for the payment of any Excise Tax.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph (c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(c)                                  Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company agrees to bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount, provided that, to the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive agrees to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to subsection (d), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.  To the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1              COMPANY INFORMATION.  Executive acknowledges that the Company’s business is highly competitive and that the Company’s books, records and documents, technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques and the names of and other information (e.g., credit and financial data) concerning the Company’s customers and business associates all comprise confidential business information and trade secrets of the Company (collectively, “Confidential Information”) which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information. Executive further acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Executive hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Article 5, the term “Company” shall also include affiliates of the Company.

Section 5.2              THIRD PARTY INFORMATION.  Executive acknowledges that, as a result of his employment by the Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Executive agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

Section 5.3              RETURN OF DOCUMENTS.  All written materials, records and other documents made by, or coming into the possession of, Executive during the period of his employment by the Company which contain or disclose the Confidential Information shall be and remain the property of the Company. Upon request, and in any event upon termination of Executive’s employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

ARTICLE VI
INVENTIONS, DISCOVERIES AND COPYRIGHTS

Section 6.1              INVENTIONS AND DISCOVERIES.  Executive agrees promptly and freely to disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of his employment by the Company and which are related to the business or activities of the Company. Executive agrees to assign and hereby does assign to the Company all his interest in such ideas, conceptions, inventions, improvements, and discoveries. Executive agrees that, whenever requested to do so by the Company, he shall assist in the preparation of any document that the Company shall deem necessary and shall execute any and all applications, assignments or other instruments that the Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for such ideas, conceptions, inventions, improvements and discoveries in all countries of the world. The obligations in the preceding sentence shall continue beyond the termination of Executive’s employment regardless of the reason for such termination.

Section 6.2              COPYRIGHTS.  If during Executive’s employment by the Company, Executive creates any original work of authorship (each, a “Work”) fixed in any tangible medium of expression which is the subject matter of copyright (e.g., written presentations, computer programs, videotapes, drawings, maps, models, manuals or brochures) relating to the Company’s business, products, or services, whether a Work is created solely by Executive or jointly with others, the Company shall be deemed the author of a Work if the Work is prepared by Executive in the scope of his employment; or, if the Work is not prepared by Executive within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the Work shall be considered to be a work made for hire and the Company shall be the author of the Work. In the event a Work is not prepared by Executive within the scope of his employment or is not a Work specially ordered and deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents, does assign, to the Company all of Executive’s worldwide right, title and interest in and to such Work and all rights of copyright therein. Both during the period of Executive’s employment by the Company and thereafter, Executive agrees to assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

Section 6.3              Executive represents that he has not heretofore made any invention or discovery or prepared any work which is the subject matter of copyright related to the Company’s business which he wishes to exclude from the provisions of Section 6.1 and Section 6.2 hereof. As used in this Article VI, the “Company” shall include affiliates of the Company.

ARTICLE VII
NON-COMPETITION

Section 7.1              The restrictive covenants contained in this Article VII and in Article VIII hereof are supported by consideration to Executive hereunder. As a material incentive for the Company to enter into this Agreement, Executive hereby agrees that he will not at any time during his employment by the Company and for a period commencing on the date of termination of his employment and continuing until the expiration of 24 months (the “Non-Competition Period”), directly or indirectly, for himself or for others, in any state of the United States, or in any foreign country where the Company or any of its affiliates is then conducting any business:

(a)                                  engage in any business that is directly competitive with activities conducted by the Company (or any of the Company’s subsidiaries or divisions), which activities conducted by the Company (or any of the Company’s subsidiaries or divisions) represent in the aggregate greater than 25% of the Company’s proforma consolidated revenues in the 12 months prior to the Executive’s termination of employment;

(b)                                 render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in any business that is directly competitive with activities conducted by the Company (or any of the Company’s subsidiaries or divisions), which activities conducted by the Company (or any of the Company’s subsidiaries or divisions) represent in the aggregate greater than 25% of the Company’s proforma consolidated revenues in the 12 months prior to the Executive’s termination of employment; or

(c)                                  transact any business in any manner pertaining to suppliers or customers of the Company or any affiliate which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate.

The foregoing shall not prohibit Executive’s continued participation in those activities in which he is engaged on the date hereof and which have been disclosed to the Company.

Section 7.2              Executive understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company’s business in specific areas of the world for the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restriction. In addition to any remedies provided under applicable law, the Company and Executive agree that during the period the Company is paying compensation and benefits to Executive pursuant to Articles III or IV hereof, the Company’s remedy for breach of the provisions of this Article VII shall include, but shall not be limited to, the termination of all compensation and all benefits to Executive otherwise provided under this Agreement to the extent permitted under applicable law.

Section 7.3              It is expressly understood and agreed that the Company and Executive consider the restrictions contained in Section 7.1 hereof to be reasonable and necessary for the purposes of preserving and protecting the good will and proprietary information of the Company, nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE VIII

SOLICITATION OF EMPLOYEES

During the Employment Term (including any Additional Term) and thereafter during the Non-Competition Period, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any non-clerical or non-secretarial employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any non-clerical or non-secretarial employee of the Company to leave the employment of the Company, nor shall he use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1              NOTICES.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:	INVESTools Inc. 5959 Corporate Drive, Suite 2000 Houston, TX 77036 Attention: Chairman of the Compensation Committee

If to Executive to:	Lee K. Barba P.O. Box 587 Bangall, New York 12506

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

Section 9.2              APPLICABLE LAW, JURISDICTION AND VENUE.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Utah, without regard to any otherwise applicable principles of conflicts of laws. Any suit by the Company to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Company, be brought (i) in any court of competent jurisdiction in the State of Utah or (ii) in any court of competent jurisdiction where jurisdiction may be had over Executive.  Executive hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Utah as his agent for service of process.

Section 9.3              NO WAIVER.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

Section 9.4              SEVERABILITY.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 9.5              COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 9.6              WITHHOLDING OF TAXES.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 9.7              HEADINGS.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 9.8              AFFILIATE.  As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

Section 9.9              ASSIGNMENT.  This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

Section 9.10        LEGAL FEES.  If, prior to a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the Company shall pay up to an aggregate of $10,000 of Executive’s actual expenses incurred in pursuit or defense of such legal action; provided such proper documentation substantiating such expenses are provided to the Company and such expenses are reasonable.

If, following a Change of Control, either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the “prevailing party” in such action shall be entitled to recover from the other party any actual expenses for attorney’s fees and disbursements incurred by him or it.  For these purposes, a party shall be considered a “prevailing party” if and only if the parties agree to such characterization of a party as a “prevailing party” or a final order of a court specifically recites that such party is a “prevailing party.”

Section 9.11        TERM.   Termination of this Agreement pursuant to the provisions of Section 2.1 hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and set forth in Articles IV, V, VI and VII hereof.

Section 9.12        ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

INVESTools Inc.

By:	/s/ Stephen C. Wood
STEPHEN C. WOOD
CHAIRMAN, COMPENSATION COMMITTEE
INVESTOOLS, INC.

EXECUTIVE:

/s/ Lee K. Barba
LEE K. BARBA